News Release

Integra LifeSciences Reports Second Quarter 2021 Financial Results
Raises Full-Year 2021 Guidance
Second Quarter 2021 Highlights
•Revenues of $390.0 million increased 50.8% on a reported basis and 48.7% on an organic basis compared to the prior year;
•GAAP earnings per diluted share of $0.41, compared to $(0.00) in the second quarter of 2020; adjusted earnings per diluted share of $0.79, compared to $0.33 in the prior year;
•Cash flow from operations of $91.3 million increased 176% from the prior year;
•Raising full-year 2021 revenue guidance by $15 million to a range of $1,540 million to $1,550 million and adjusted earnings per share to a range of $2.98 to $3.05.

PRINCETON, N.J., July 28, 2021 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the second quarter ending June 30, 2021.

“We are pleased with second quarter results that exceeded our forecasts. Our business segments were well-positioned to capitalize on the improving demand driven by the ongoing global market recovery,” said Peter Arduini, Integra’s president and chief executive officer. “We saw particularly healthy order activity in products used in neurosurgery, instruments, burn, trauma and surgical reconstruction as markets gradually recovered. Areas such as capital equipment and our international indirect markets are still early in their recovery but are reporting encouraging trends. As a result of our better than expected second quarter financial performance, we are raising our full-year revenue and EPS guidance."

Second Quarter 2021 Consolidated Performance

Total reported revenues of $390.0 million increased 50.8% on a reported basis and 48.7% on an organic basis compared to the prior year. Total reported revenues include $17.7 million from the acquisition of ACell, which was completed on January 20, 2021.
The Company reported GAAP gross margin of 61.2%, compared to 59.2% in the second quarter of 2020. Adjusted gross margin was 68.1% compared to 66.2% in the prior year.
Adjusted EBITDA for the second quarter of 2021 was $101.0 million, or 25.9% of revenue, compared to $52.8 million, or 20.4% of revenue in the prior year. Adjusted EBITDA margins benefited from higher revenue and higher adjusted gross margins, partially offset by higher operating expenses attributable to the gradual return of spending, which was reduced during the same period in the prior year in response to the global pandemic.
The Company reported GAAP net income of $35.1 million, or $0.41 per diluted share, in the second quarter of 2021, compared to a GAAP net loss of $(0.4 million), or $(0.00) per diluted share, in the prior year.
Adjusted net income for the second quarter of 2021 was $67.4 million, or $0.79 per diluted share, compared to $28.4 million, or $0.33 per diluted share, in the prior year.
Second Quarter 2021 Segment Performance
•Codman Specialty Surgical (66% of Revenues)

◦Total revenues were $256.8 million, representing reported growth of 51.3% and organic growth of 49.5% compared to the second quarter of 2020. Broad-based strength in both neurosurgery and instruments were driven by a recovery in demand.
•Tissue Technologies (34% of Revenue)
◦Total revenues were $133.2 million, representing reported growth of 49.8% and organic growth of 47.1% compared to the second quarter of 2020. Growth was led by strength in burn, trauma and surgical reconstruction.
Strategic Initiatives and Key Developments
•Advancing key products
◦Cerelink® - next generation intracranial pressure monitor is scheduled for a controlled market release in the third quarter.
◦Aurora Surgiscope in minimally invasive tumor removal procedures - a targeted phased market launch will begin in the third quarter to generate clinical evidence and gain insights for a broader commercial launch in the second half of 2022.
◦PriMatrix® Dermal Repair Scaffold - during the second quarter, the Company completed a randomized clinical study of PriMatrix for use in the closure of Diabetic Foot Ulcers (DFUs). This multi-center study enrolled over 225 patients and found that PriMatrix demonstrated statistically and clinically significant results, healing more DFUs in 12 weeks versus standard of care, with a median number of one application. The results of this study have been published in the Journal of Wound Care.

•The Company announced that Peter Arduini will step down as Chief Executive Officer at the end of 2021 to accept the role of President and Chief Executive Officer of GE Healthcare. The Board of Directors has initiated a formal search and appointed a special committee to direct the search and ensure a seamless transition of responsibilities.
Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $91.3 million in the quarter. The Company paid down $100 million of debt on its senior credit facility during the second quarter. Net debt at the end of the quarter was $1,166 million and the consolidated total leverage ratio was 2.4x, an improvement of 0.6x from December 31, 2020.
As of quarter end, the Company had total liquidity of approximately $1.7 billion, including approximately $397 million in cash and the remainder available under the revolving credit facility.
2021 Outlook
The Company is providing forward-looking guidance regarding adjusted earnings per diluted share, but is not providing a reconciliation to GAAP earnings per share, because certain GAAP expense items are highly variable and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the financial impact and timing of divestitures, acquisitions, integrations, structural optimization and efforts to comply with the EU Medical Device Regulation are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. These expense items could have a material impact on GAAP results. Adjusted earnings per diluted share also excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be approximately $0.71 per diluted share for the full-year 2021.
In addition, the Company will continue to monitor the ongoing uncertainty around the scope and duration of the pandemic and its impact on financial performance. The Company does not expect the ongoing impact of the pandemic to be uniform across all markets and product lines. The Company's guidance assumes a gradual improvement in surgical procedures with no further setbacks from new surges or new COVID variants.

Full-Year 2021 Outlook

The Company is raising its full-year 2021 revenue guidance by $15 million to a range of $1,540 million to $1,550 million from $1,525 million to $1,535 million. This new guidance range represents a reported growth range of 12% to 13% and an organic growth range of 13% to 14%. The Company is also raising its full-year 2021 adjusted earnings per share guidance to new range of $2.98 to $3.05, from its prior range of $2.86 to $2.93.

The Company has revised its outlook for a revenue contribution from ACell to $70 million to $74 million for the full-year 2021, from its previous range of $83 million to $88 million, due to the impact of an accelerated integration of the sales force during the pandemic. The Company remains confident in the long-term growth expectations for the ACell portfolio. Strong performance in other parts of the CSS and TT businesses more than offset the slower start in ACell and are included in the new total company revenue guidance range.

Third Quarter Outlook

For the third quarter 2021, the Company expects revenues to be in a range of $382 million to $389 million, representing reported growth of approximately 3% to 5% and organic growth of 5% to 7%. Adjusted earnings per diluted share are expected to be in a range of $0.71 to $0.74.

In the future, the Company may record, or expects to record, gains or losses, expenses, or charges as described in the Discussion of Adjusted Financial Measures below, which will be excluded from the calculation of adjusted EBITDA, adjusted earnings per share for historical periods and in adjusted earnings per share guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET today, Wednesday, July 28, 2021, to discuss financial results for the second quarter. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the prepared remarks.
Integra's management team will reference a presentation during the conference call. The presentation can be found on investor.integralife.com.
Access to the live call is available by dialing (800) 367-2403 and using the passcode 3706513. The call can also be accessed via a webcast link provided on investor.integralife.com. A replay of the call will be available until August 7, 2021 by dialing (888) 203-1112 and using the passcode 3706513. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, MatriStem® UBM, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates.

Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, litigation charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, convertible debt non-cash interest, and income tax expense (benefit) related to non-GAAP adjustments and other items. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the impact of COVID-19 on the Company; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel reorganization in its Tissue Technologies segment; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2020 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures

In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization;

(ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) discontinued product lines charges; (iv) EU Medical Device Regulation-related charges; (v) COVID-19 related charges; (vi) convertible debt non-cash interest; (vii) intangible asset amortization expense; and (viii) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment.

Reconciliations of GAAP revenues to organic revenues, GAAP adjusted net income to adjusted EBITDA and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended June 30, 2021 and 2020, and the free cash flow and free cash flow conversion for the quarters ended June 30, 2021 and 2020, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contacts:
Michael Beaulieu
(609) 529-4812
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2021	2020
Total revenues, net	$389,992	$258,665

Costs and expenses:
Cost of goods sold	151,267	105,478
Research and development	20,121	14,926
Selling, general and administrative	162,552	116,108
Intangible asset amortization	4,198	8,073
Total costs and expenses	338,138	244,585

Operating income	51,854	14,080

Interest income	1,764	2,281
Interest expense	(13,149)	(15,682)
Gain (loss) from the sale of business	(679)	—
Other income, net	5,034	972
Income before income taxes	44,824	1,651
Income tax expense	9,756	2,020
Net income (loss)	$35,068	$(369)

Net income (loss) per share:
Diluted net income (loss) per share	$0.41	$(0.00)

Weighted average common shares outstanding for diluted net income per share	85,340	84,706

The following table presents revenues disaggregated by the major sources for the three months ended June 30, 2021 and 2020 (amounts in thousands):

	Three Months Ended June 30,
	2021	2020	Change
Neurosurgery	$202,600	$141,430	43.3%
Instruments	54,237	28,348	91.3%
Total Codman Specialty Surgical	$256,837	$169,778	51.3%

Wound Reconstruction and Care	102,616	56,291	82.3%
Extremity Orthopedics	—	11,162	—
Private Label	30,539	21,434	42.5%
Total Tissue Technologies	$133,155	$88,887	49.8%
Total reported revenues	$389,992	$258,665	50.8%

Impact of changes in currency exchange rates	(5,997)	—
Less contribution of revenues from acquisitions	(17,704)	—
Less contribution of revenues from divested products	(226)	(11,409)
Less contribution of revenues from discontinued products	(3,087)	(3,160)
Total organic revenues(1)	$362,978	$244,096	48.7%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended June 30, 2021

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	10,777	7,716	4,161	(609)	—	(491)	—
Structural Optimization charges	4,408	1,339	1,386	1,683	—	—	—
EU Medical Device Regulation charges	3,415	1,365	1,017	1,033	—	—	—
Discontinued product lines charges	303	303	—	—	—	—	—
Intangible asset amortization expense	20,344	—	—	—	20,344	—	—
Estimated income tax impact from above adjustments and other items	(6,879)	—	—	—	—	—	(6,879)
Total adjustments	$32,368	$10,723	$6,564	$2,107	$20,344	$(491)	$(6,879)

Depreciation expense	9,411	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

1Three Months Ended June 30, 2020
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	R&D (c)	Amort. (d)	OI&E (e)	Tax (f)
Structural optimization charges	1,230	1,367	(137)	—	—	—	—
Acquisition and integration-related charges(1)	6,542	2,794	3,124	624	—	—	—
COVID-19 related charges	(870)	776	(1,646)	—	—	—	—
EU Medical Device Regulation charges	884	61	823	—	—	—	—
Discontinued product line charges	1,302	1,302	—	—	—	—	—
Intangible asset amortization expense	19,773	11,700	—	—	8,073	—	—
Convertible debt non-cash interest	4,251	—	—	—	—	4,251	—
Estimated income tax impact from above adjustments and other items	(4,390)	—	—	—	—	—	(4,390)
Total adjustments	$28,722	$18,000	$2,164	$624	$8,073	$4,251	$(4,390)

Depreciation expense	9,902

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & Development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,
	2021	2020

GAAP net income (loss)	35,068	(369)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	29,755	29,675
Other (income) expense, net	(3,864)	(972)
Interest expense, net	11,385	9,150
Income tax expense	9,756	2,020
Discontinued product lines charges	303	1,302
Structural optimization charges	4,408	1,230
EU Medical Device Regulation charges	3,415	884
Acquisition, divestiture and integration-related charges(1)	10,777	6,542
COVID-19 related charges	(1)	(870)
Convertible debt non-cash interest (2)	—	4,251

Total of non-GAAP adjustments	65,934	53,212
Adjusted EBITDA	$101,002	$52,843

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.
(2) Upon adoption of ASU No. 2020-06, the Company will no longer incur non-cash interest expense for the amortization of debt discount.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2021	2020

GAAP net income (loss)	35,068	(369)
Non-GAAP adjustments:
Structural optimization charges	4,408	1,230
Acquisition, divestiture and integration-related charges(1)	10,777	6,542
COVID-19 related charges	(1)	(870)
EU Medical Device Regulation charges	3,415	884
Discontinued product lines charges	303	1,302
Intangible asset amortization expense	20,344	19,773
Convertible debt non-cash interest (2)	—	4,251
Estimated income tax impact from adjustments and other items	(6,879)	(4,390)

Total of non-GAAP adjustments	32,367	28,722
Adjusted net income	$67,435	$28,353

Adjusted diluted net income per share	$0.79	$0.33
Weighted average common shares outstanding for diluted net income per share	85,340	84,706

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.
(2) Upon adoption of ASU No. 2020-06, the Company will no longer incur non-cash interest expense for the amortization of debt discount.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	June 30, 2021	December 31, 2020

Cash and cash equivalents	397,414	$470,166
Accounts receivable, net	229,823	225,532
Inventories, net	323,618	310,117

Current and long-term borrowing under senior credit facility	868,208	967,137
Borrowings under securitization facility	112,500	$112,500
Long-term convertible securities	562,968	474,834

Stockholders' equity	1,574,981	1,514,867

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2021	2020

Net cash provided by operating activities	$160,371	$53,931
Net cash used in investing activities	(125,483)	(25,434)
Net cash (used) provided by financing activities	(100,490)	133,452
Effect of exchange rate changes on cash and cash equivalents	(7,150)	121

Net increase (decrease) in cash and cash equivalents	$(72,752)	$162,070

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$91,287	$33,116

Purchases of property and equipment	(6,634)	(7,217)
Free cash flow	84,653	25,899

Adjusted net income(1)	$67,435	$28,353
Adjusted free cash flow conversion	125.5%	91.3%

	Twelve Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$310,279	$207,354

Purchases of property and equipment	(28,463)	(59,523)
Adjusted free cash flow	281,816	147,831

Adjusted net income(1)	$265,426	$187,310
Adjusted free cash flow conversion	106.2%	78.9%

(1) Adjusted net income for quarters ended June 30, 2020 and 2021 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.